EXHIBIT 4.6

AMENDMENT NO. 1 TO

WARRANT AGREEMENT

AMENDMENT NO. 1, dated as of May 5, 2005, to Warrant Agreement (“Warrant Agreement”) made as of January 28, 2005 and effective as of the OTC Listing Date (as defined in the Warrant Agreement) between GigaBeam Corporation, a Delaware corporation, with offices at 470 Springpark Place, Suite 900, Herndon, Virginia 20170 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”).

WHEREAS, in January and February 2005, the Company consummated a private placement of $2.5 million principal amount of its promissory notes and common stock purchase warrants (“January 2005 Warrants”);

WHEREAS, the Company agreed to use its best effort to cause the January 2005 Warrants to become (i) registered under Section 12(g) of the Exchange Act of 1934 and (ii) listed on the OTC Bulletin Board

WHEREAS, the Company and the Warrant Agent entered into the Warrant Agreement with respect to the January 2005 Warrants;

WHEREAS, the Company is currently engaged in a private placement (“Offering”) of its 10% Series A Redeemable Preferred Stock (“Preferred Stock”) and common stock purchase warrants (“May 2005 Warrants”) and has determined to use its best efforts to cause the May 2005 Warrants to become (i) registered under Section 12(g) of the Exchange Act of 1934 and (ii) listed on the OTC Bulletin Board;

WHEREAS, the May 2005 Warrants and the January 2005 Warrants are identical in form and substance; and

WHEREAS, the Company desires that the Warrant Agreement be amended so as to include in its coverage the May 2005 Warrants and any other warrants (“Additional Identical Warrants”) hereafter issued that are identical in form and substance to the January 2005 Warrants and May 2005 Warrants.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.      Amendment to Warrant Agreement.  The parties agree that the Warrant Agreement is hereby immediately amended such that all references therein to the term “Warrants” shall mean the January 2005 Warrants, the May 2005 Warrants and the Additional Identical Warrants.

            IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

Attest:
GIGABEAM CORPORATION
/s/ Michael S. Greenberg
	By:	/s/ Louis S. Slaughter
Name: Louis S. Slaughter
Title : Chairman and CEO

Attest:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY
/s/ Roger Bernhammer
	By:	/s/ Steven Nelson
Name: Steven Nelson
Title: Chairman

Attest:	HCFP BRENNER SECURITIES LLC
/s/ Arthur J. Magee
	By:	/s/ Avraham Lipsker
Name: Avraham Lipsker
Title : Managing Director